Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Rent-A-Center, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-32296, 333-40958, 333-62582, 333-136615, 333-139792, 333-145121, 333-171926, and 333-211859) on Form S-8 of Rent-A-Center, Inc. of our report dated March 1, 2019, with respect to the consolidated balance sheet of Rent-A-Center, Inc. as of December 31, 2018, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of Rent-A-Center, Inc.

/s/ KPMG LLP

Dallas, Texas
February 28, 2020